Exhibit 99.1

IAC COMMENCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR ITS 7% SENIOR NOTES DUE 2013

NEW YORK - June 11, 2008 - IAC (NASDAQ: IACI) announced today that it has commenced a cash tender offer for any and all of its outstanding 7% Senior Notes due 2013 (the “Notes”) (CUSIP Nos. 902984AD5 & 902984AC7 / ISINs US902984AD51, US902984AC78 & USU9033KAA26) and a related consent solicitation to amend the indenture governing the Notes. The tender offer and consent solicitation are made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated June 11, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent. Those documents more fully set forth the terms of the tender offer and consent solicitation.

The tender offer will expire at Midnight, New York City time, on Wednesday, July 9, 2008, unless extended or earlier terminated by IAC (the “Expiration Time”). In order to be eligible to receive the Total Consideration (as defined below) for tendered Notes, holders must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on Tuesday, June 24, 2008, unless extended or earlier terminated by IAC (the “Consent Time”). Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Time except under very limited circumstances.
The total consideration (the “Total Consideration”) offered for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Time, and accepted for payment pursuant to the tender offer and consent solicitation will be determined as specified in the tender offer and consent solicitation documents and will be equal to:

  the present value on the Settlement Date (as defined below) of all future cash flows on such Notes to January 15, 2013, the maturity date of the Notes (the “Maturity Date”), calculated in accordance with standard market practice as described in the Offer to Purchase, based on the assumptions that the principal amount of the Notes would be repaid in full on the Maturity Date and that the yield to the Maturity Date is equal to the sum of (i) the yield on the 3.625% U.S. Treasury Note due December 31, 2012 (the “Reference Security”), as calculated by the Dealer Manager in accordance with standard market practice, based on the bid-side price for the Reference Security, as of 2:00 p.m., New York City time, on June 24, 2008, the tenth business day immediately preceding the currently scheduled Expiration Time (as such pricing determination date may be extended, the “Price Determination Date”), as displayed on the Bloomberg Government Bond Trader, Page BBT5 (the “Quotation Report”) (or any recognized quotation source selected by the Dealer Manager in its discretion if the Quotation Report is not available or is manifestly erroneous), plus (ii) 215 basis points; minus any accrued and unpaid interest from the most recent interest payment date preceding the Settlement Date to, but excluding, the Settlement Date.

The Total Consideration includes a consent payment of $30 per $1,000 principal amount of the Notes, which will be payable only in respect of the Notes purchased that are tendered prior to the Consent Time. Holders who validly tender their Notes after the Consent Time and prior to the Expiration Time will not be eligible to receive the consent payment, and accordingly will only be eligible to receive an amount equal to the Total Consideration less the consent payment. Holders whose Notes are accepted for payment will also be paid accrued and unpaid interest, if any, from the most recent interest payment date preceding the Settlement Date to, but excluding, the Settlement Date.

Concurrently with the tender offer, IAC is soliciting consents to proposed amendments to the indenture governing the Notes, which would eliminate substantially all of the restrictive covenants and certain events of default provisions, eliminate certain provisions relating to mergers and consolidations of and transfers of assets by the IAC and make certain conforming and related changes to the indenture and the Notes. Holders may not tender their Notes without also delivering consents or deliver consents without also tendering their Notes. The proposed amendments will not become operative, however, until a majority in aggregate principal amount of the outstanding Notes, whose holders have delivered consents to the proposed amendments, have been accepted for payment.

IAC expects to pay for any Notes purchased pursuant to the tender offer and consent solicitation in same-day funds on a date promptly following the Expiration Time (the date of such payment, the “Settlement Date”).

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including (i) the Minimum Tender Condition, which requires that Notes representing not less than a majority in aggregate principal amount of Notes outstanding (excluding Notes owned by IAC or any of its affiliates) be validly tendered (and not validly withdrawn) prior to the Expiration Time; (ii) the Spin-Off Condition, which requires that all conditions precedent to the previously announced proposed spin-offs to IAC’s stockholders shall have been satisfied or waived by IAC and the distribution of shares of one or more of the companies to be spun-off shall have occurred prior to the Expiration Time; and (iii) the Indenture Condition, which requires that the supplemental indenture implementing the proposed amendments shall have been executed by the indenture trustee. Although the conditions to the tender offer and consent solicitation include the Spin-Off Condition, consummation of the tender offer and consent solicitation is not a condition precedent to any of the proposed spin-offs. The purpose of the tender offer is to acquire all outstanding Notes. The purpose of the consent solicitation is to amend the indenture and the Notes as described in the Offer to Purchase.

IAC has retained Morgan Stanley & Co., Incorporated to act as the Dealer Manager for the tender offer and the Solicitation Agent for the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Morgan Stanley at (800) 624-1808 (toll-free) or (212) 761-1941 (collect) (Attn: Liability Management). Requests for documentation may be directed to MacKenzie Partners, Inc. the Information Agent for the tender offer and consent solicitation, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. This press release also is not a solicitation of consents to the proposed amendments to the indenture and the Notes. The tender offer and consent solicitation are being made solely by means of the tender offer and consent solicitation documents, including the Offer to Purchase that IAC is distributing to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Important Information
The matters discussed herein contain forward-looking statements. These statements involve risks and uncertainties. Additionally, IAC is subject to other risks and uncertainties set forth in its filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.
About IAC
IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com.

Contacts IAC Investor Relations: Eoin Ryan (212) 314-7400	IAC Corporate Communications: Stacy Simpson/ Leslie Cafferty (212) 314-7470/ 7326